Exhibit c(iv)

– Highly Confidential; For Discussion Purposes Only – January 26, 2024 Discussion Materials for the Special Committee Project Hydro

– Highly Confidential; For Discussion Purposes Only – Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of the Board of Directors of HireRight Holdings Corporation (“Hydro”, the “Company” or the “Special Committee”) in connection with its evaluation of proposed strategic alternatives for Hydro and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Hydro and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Hydro. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Hydro or any other entity, or concerning the solvency or fair value of Hydro or any other entity. Any financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing any financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of Hydro. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of Hydro (in its capacity as such) in its consideration of strategic alternatives, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Hydro or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating strategic alternatives, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.

– Highly Confidential; For Discussion Purposes Only – Discussion Agenda Long Range Plan in Context Illustrative Valuation Analysis Selected Precedents and Next Steps

Long Range Plan in Context Section 1

Highly Confidential; For Discussion Purposes Only – Summary of Diligence Historical and Recent Financial Performance Tax Attributes ▪ Centerview reviewed recent board updates, strategy presentations, analyst models, budgets, previous forecasts, debt and equity capitalization and other information provided by management ▪ In-person and virtual diligence sessions with management and follow-up questions/conversations with management to understand Hydro’s strategy, industry dynamics, historical and recent business trends and financial performance ▪ Review of data/analysis from Hydro management based on diligence questions Long-Range Plan ▪ Centerview and the Special Committee met on 13 occasions between December 8 and January 24 ▪ Centerview and members of Hydro’s management team discussed key areas of diligence of the long range plan, including, but not limited to: – FY2023 and FY2024 budget, cash flow forecast and performance to date – Go-forward expectations for base growth and labor market dynamics – Historical trends vs. assumptions in the LRP – Go-to-market and competitive differentiation – Margin trends and sources of operating leverage – Cost savings, productivity initiatives and implementation status – Investments required in the business – Capital expenditure plan – Net working capital needs and trends ▪ Review of materials provided by Hydro management to understand the tax attributes covered under Hydro’s tax receivables agreement (“TRA”) ▪ Follow-up discussions with the management team to update the TRA schedule to estimate the potential tax benefits available to Hydro under the LRP

Highly Confidential; For Discussion Purposes Only – LRP Summary Source: LRP and Company filings. Note: Dollars in millions. (1) Included in Indirect Expenses in LRP. Historical Projections '23E - '25E '25E - '30E 2021A 2022A 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E CAGR CAGR Total Revenue $730 $807 $722 $785 $832 $874 $913 $950 $983 $1,013 +7.4% +4.0% YoY Growth 10.5% (10.5%) 8.8% 6.0% 5.0% 4.5% 4.0% 3.5% 3.0% Data Costs & Other Direct (291) (319) (278) (315) (329) (341) (356) (370) (383) (396) +8.7% +3.8% Direct Labor (116) (115) (94) (96) (101) (104) (108) (111) (112) (114) +3.6% +2.5% Other (0) (2) – – – – – – – – Gross Profit $323 $371 $350 $373 $403 $429 $449 $469 $487 $503 +7.3% +4.5% % Margin 44.3% 46.0% 48.5% 47.6% 48.4% 49.1% 49.1% 49.3% 49.6% 49.7% Indirect Labor (98) (118) (118) (127) (128) (134) (140) (146) (153) (159) +3.9% +4.5% Indirect Expenses (67) (81) (76) (80) (80) (82) (83) (85) (81) (82) +2.6% +0.5% Restructuring & O ne-time Costs (23) (2) (24) (1) – – – – – – Depreciation & Amortization (78) (72) (75) (74) (75) (75) (56) (32) (32) (32) Operating Income $57 $98 $56 $92 $120 $138 $169 $205 $221 $230 +46.0% +13.9% Plus: D&A 78 72 75 74 75 75 56 32 32 32 Plus: Amort. of Cap. Cloud-Based SW(1) – 3 7 8 7 7 7 7 1 – Plus: SBC & Other Adjustments 25 16 42 26 21 22 23 24 25 25 Adjusted EBITDA $160 $188 $180 $201 $222 $242 $254 $268 $278 $287 +11.1% +5.2% % Margin 21.9% 23.4% 25.0% 25.5% 26.7% 27.6% 27.8% 28.2% 28.3% 28.3% Tax-deductible D&A $15 $13 $19 $18 $27 $27 $32 $32 $26 $25 % of Revenue 2% 1.6% 2.6% 2.3% 3.2% 3.1% 3.5% 3.3% 2.6% 2.5% Capex $14 $17 $14 $23 $21 $22 $23 $24 $25 $25 % of Revenue 1.9% 2.1% 1.9% 3.0% 2.5% 2.5% 2.5% 2.5% 2.5% 2.5%

– Highly Confidential; For Discussion Purposes Only –

Overview of LRP


Revenue
Revenue ($mm)
'19A-'23E CAGR: 3%
'23-'30E CAGR: 5%
$648 $540 $730 $807 $722 $785 $832 $874 $913 $950 $983 $1,013
'19A '20A '21A '22A '23E '24E '25E '26E '27E '28E '29E '30E
YoY Growth (%)
1% (17%) 35% 10% (11%) 9% 6% 5% 5% 4% 4% 3%
'19A '20A '21A '22A '23E '24E '25E '26E '27E '28E '29E '30E
Gross Profit
Gross Profit ($mm)
'19A-'23E CAGR: 5%
'23-'30E CAGR: 5%
$291 $238 $323 $371 $350 $373 $403 $429 $449 $469 $487 $503
'19A '20A '21A '22A '23E '24E '25E '26E '27E '28E '29E '30E
% Margin
45% 44% 44% 46% 48% 48% 48% 49% 49% 49% 50% 50%
+116bps since '23E
'19A '20A '21A '22A '23E '24E '25E '26E '27E '28E '29E '30E
Adj. EBITDA
Adj. EBITDA ($mm)
'19A-'23E CAGR: 5%
'23-'30E CAGR: 7%
$146 $93 $160 $188 $180 $201 $222 $242 $254 $268 $278 $287
'19A '20A '21A '22A '23E '24E '25E '26E '27E '28E '29E '30E
% Margin
23% 17% 22% 23% 25% 26% 27% 28% 28% 28% 28% 28%
+336bps since '23E
'19A '20A '21A '22A '23E '24E '25E '26E '27E '28E '29E '30E
Historicals
LRP

Source: LRP and Company filings.
Note: Dollars in millions.

CENTERVIEW PARTNERS
6

– Highly Confidential; For Discussion Purposes Only – (16.6%) 35.1% 10.5% (10.5%) 8.8% (16.6%) 35.1% 10.5% (10.0%) 4.9% (8.7%) 41.4% 19.5% (5.7%) 5.7% 3.9% 39.9% 13.7% (4.7%) 7.4% 2020A 2021A 2022A 2023E 2024E Historical and Forecasted Revenue Growth vs. Peers Actual / LRP Hydro Consensus(1) Source: LRP and FactSet as of January 24, 2024. (1) Hydro Consensus as of unaffected date of November 17, 2023. YoY Revenue Growth: Hydro (Actual / LRP) vs. Peers (Consensus) CAGR: ’19A – 23E 2.8% 2.9% 9.8% 12.5% CAGR: ’19A – 24E 3.9% 3.3% 8.6% 11.5% Hydro has historically underperformed (in positive or negative growth years) during 2020A – 2023E compared to First Advantage and Sterling Check

– Highly Confidential; For Discussion Purposes Only – 32.3% 32.9% 25.6% 2.6% (11.7%) (11.7%) (13.6%) (10.5%) 35.1% 37.7% 29.1% 17.5% (2.1%) (6.6%) (7.4%) (9.4%) 35.8% 43.7% 15.3% 6.8% 0.0% (7.6%) (8.1%) (2.7%) Q4'21A Q1'22A Q2'22A Q3'22A Q4'22A Q1'23A Q2'23A Q3'23A Historical Quarterly Revenue Growth vs. Peers Hydro Source: Company filings and FactSet as of January 24, 2024. Note: Reflects periods where data is available for all three companies. YoY Revenue Growth: Hydro vs. Peers In all but one of the last 8 quarters, Hydro’s year-on-year growth has underperformed both First Advantage and Sterling Check

– Highly Confidential; For Discussion Purposes Only –

Benchmarking End Market Exposure vs. Peers

Hydro has higher exposure to technology and financial & business services as compared to First Advantage and Sterling Check

End Market Mix


Hydro
Sterling
First Advantage
16%
16%
23%
13%
19%
6%
7%
~23%
~10%(2)
~17%
~18%(4)
~23%
~9%(1)
12%
3%
23%
22%
7%
24%
9%(3)
Healthcare
Technology
Financial and Business Services
Transportation
Manufacturing, Government and Education
Retail and Hospitality
All Other

Source: Company filings and presentations.
Note: Reflects FY22 end market data. End market terminology reflects Hydro's nomenclature. First Advantage eliminations allocated to respective regional segment based on its percent of total revenue.
(1) Sterling classifies Hospitality within its Technology, Media, Entertainment and Hospitality end market.
(2) Reflects Sterling's Tech, Media, Entertainment and Hospitality end market.
(3) Reflects First Advantage's General Staffing and Small Business end markets.
(4) Reflects Sterling's Contingent, Gig, Consumers and Volunteers end markets.

Centerview Partners 9

– Highly Confidential; For Discussion Purposes Only – 21.9% 27.9% 31.8% 23.4% 25.9% 30.7% 25.0% 26.0% 31.1% 25.5% 27.2% 32.0% 26.7% 28.5% 32.9% 28.3% Benchmarking Hydro’s Adj. EBITDA Margin vs. Peers Adj. EBITDA Margin(1): Hydro (LRP) vs. Peers (Consensus) FY’21A FY’22A FY’23E Memo: FY’30E LRP Memo: Δ vs. ’23E +56bps +123bps +83bps +174bps +253bps +178bps +336bps Adj. EBITDA Margin Source: LRP, Company filings and FactSet as of January 24, 2024. (1) Unburdened by stock-based compensation expense. Hydro’s historical margin is lower than First Advantage and Sterling Check and expected to be lower through 2025E; also, Hydro’s long-term margin (in 2030E) remains lower vs. First Advantage or Sterling Check in 2025E FY’24E FY’25E Hydro LRP Hydro Actual Hydro Actual Hydro LRP Hydro LRP Hydro LRP

– Highly Confidential; For Discussion Purposes Only – 2023E 2024E Comparison of LRP Revenue vs. Consensus Estimates 4.9% 8.8% 7.3% Source: LRP, Wall Street research and FactSet as of January 24, 2024. Note: Dollars in millions. 0.6% $721 $729 $726 $722 $726 $782 $762 $785 $796 $861 $838 $832 2025E 10.0% 6.0% 9.7% 10.0% (9.6%) (10.0%) (10.5%) (10.6%) LRP Consensus Median Analyst Estimates Implied YoY Growth

– Highly Confidential; For Discussion Purposes Only – 2023E 2024E Comparison of LRP Adj. EBITDA vs. Consensus Est. 2025E 24.2% / +85bps 24.2% / +80bps 25.0% / +165bps 24.1% / +80bps 25.8% / +165bps 25.1% / +95bps 25.5% / +55bps 24.7% / +50bps 26.0% / +85bps 26.7% / +120bps 24.3% / (35bps) 26.4% / +60bps Source: LRP, Wall Street research and FactSet as of January 24, 2024. Note: Dollars in millions. Adj. EBITDA unburdened by stock-based compensation expense. Margin expansion figures rounded to the nearest 5bps. LRP Consensus Median Analyst Estimates Implied YoY Growth $179 $202 $191 $201 $193 $228 $218 $222 $174 $176 $175 $180

Illustrative Valuation Analysis Section 2

– Highly Confidential; For Discussion Purposes Only – Methodology Relevant Metrics Implied Share Price Range(1) 52-Week Trading Range Low: 9/12/23 / High: 12/2/22 Analyst Price Targets Discounted Cash Flow Terminal Multiple 11.75% - 13.00% WACC; 7.0x - 9.0x NTM Adj. EBITDA Multiple Trading Multiples 2024E Adj. EBITDA 7.0x - 9.0x 2024E Adj. EBITDA of $201mm $10.00 $8.75 $10.55 $12.80 $15.00 $13.15 $16.20 $17.95 Hydro Valuation Analysis Source: LRP, Wall Street research, Company filings and FactSet as of January 24, 2024. Note: Estimated balance sheet as of December 31, 2023. (1) Implied share price ranges rounded to the nearest $0.05. (2) Implied share price includes the value from tax attributes of the TRA attributable to common shareholders. (3) Reflects closing prices for the period ending as of unaffected date of November 17, 2023. (4) As of unaffected date of November 17, 2023. (5) Reflects low value of $10.00 - $12.00 price target range. For Reference Only (4) (3) 12/8 Proposal: $12.75 Low: High: (5) (2)

– Highly Confidential; For Discussion Purposes Only – Discounted Cash Flow Analysis Source: LRP. Note: Dollars in millions except per share amounts. Assumes mid-period discounting convention. Valuation and estimated balance sheet as of December 31, 2023. Equity value per share excludes the present value of tax attributes. (1) Unburdened by stock-based compensation expense. (2) Reflects tax deductible D&A. (3) Statutory tax rate of 26% per Hydro management. (4) Represents tax deductible D&A. Also includes $4.9mm of other non-cash adjustments in 2024E. Terminal NTM EBITDA Multiple Terminal NTM EBITDA Multiple 7.0x 8.0x 9.0x 7.0x 8.0x 9.0x 11.75% $1,637 $1,773 $1,909 $13.84 $15.75 $17.60 12.38% $1,588 $1,719 $1,849 $13.15 $14.99 $16.79 13.00% $1,541 $1,666 $1,792 $12.49 $14.25 $16.02 WACC Enterprise Value ($mm) Equity Value Per Share Fiscal Year Ending December 31, Terminal 2024E 2025E 2026E 2027E 2028E 2029E 2030E Year Revenue $785 $832 $874 $913 $950 $983 $1,013 $1,043 % Growth 8.8% 6.0% 5.0% 4.5% 4.0% 3.5% 3.0% 3.0% Adj. EBITDA(1) $201 $222 $242 $254 $268 $278 $287 $296 % Growth 11.2% 10.9% 8.6% 5.3% 5.2% 4.0% 3.1% 3.0% % Margin 25.5% 26.7% 27.6% 27.8% 28.2% 28.3% 28.3% 28.3% (Less): D&A(2) (18) (27) (27) (32) (32) (26) (25) (Less): SBC (25) (21) (22) (23) (24) (25) (25) (Less): Restructuring Costs (1) – – – – – – Taxable Income $157 $175 $193 $200 $212 $228 $237 % Growth 24.2% 11.7% 10.3% 3.5% 6.2% 7.6% 3.7% % Margin 19.9% 21.0% 22.1% 21.9% 22.3% 23.2% 23.4% (Less): Taxes(3) (41) (45) (50) (52) (55) (59) (62) After-tax Income $116 $129 $143 $148 $157 $169 $175 Plus: D&A(4) 23 27 27 32 32 26 25 (Less): Δ in NWC (10) (14) (5) (4) (3) (3) (3) (Less): Capex (23) (21) (22) (23) (24) (25) (25) Unlevered Free Cash Flow $106 $121 $143 $153 $161 $167 $172 % Growth 2.1% 14.6% 18.0% 7.1% 5.5% 3.2% 3.4%

– Highly Confidential; For Discussion Purposes Only – Valuation of Hydro Tax Attributes Cash Flow Benefit of Tax Receivable Agreement (TRA) Source: LRP, Hydro Management and Company filings. Note: Dollars in millions. Present value as of December 31, 2023. Assumes mid-period discounting convention. (1) 15% represents the TRA cash flow benefit retained by Hydro common shareholders. Pending updated information from Hydro Management Year Incurred >> 2022A 2023E 2024E 2025E 2026E 2027E 2028E 2028E+ Year of Payment >> 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2030E+ Total Benefit $38 $35 $34 $17 $11 $16 $25 $73 (x) 15%(1) 15% 15% 15% 15% 15% 15% 15% 15% Benefit to Common $6 $5 $5 $3 $2 $2 $4 $11 PV of Implied Value Discount Rate Tax Attr. Per Share 11.75% $5 $4 $4 $2 $1 $1 $2 $4 $24 $0.33 13.00% $5 $4 $4 $2 $1 $1 $2 $4 $23 $0.32 11.75% $30 $25 $22 $10 $5 $7 $10 $25 $135 13.00% $30 $25 $21 $10 $5 $7 $10 $22 $130 TRA Cash Flow Payments Reference: PV of TRA Payments to Pre-IPO Shareholders Present Value (PV) of TRA Payments to Common Shareholders

– Highly Confidential; For Discussion Purposes Only –

WACC Analysis

Selected Peer Companies

Name	Enterprise Value ($mm)	Market Cap ($mm)	Total Debt	Debt / Equity	Beta Levered(1)	Beta Unlevered(2)
First Advantage	$2,871	$2,473	$565	23%	1.31	1.11
Sterling Check	1,810	1,357	502	37%	1.30	1.00
Mean / Median				**30%**	**1.30**	**1.06**
Memo: Hydro (Unaff.)(3)	**$1,367**	**$715**	**$748**	**105%**	**1.28**	**0.72**
Memo: Hydro (Curr.)	**$1,552**	**$899**	**$748**	**83%**	**1.31**	**0.81**

WACC Analysis

Debt / Equity	Debt / Total Cap.	Unlevered Beta 0.90	Unlevered Beta 0.975	Unlevered Beta 1.05
20%	17%	11.9%	12.4%	12.9%
30%	23%	11.8%	12.3%	12.8%
40%	29%	11.7%	12.2%	12.7%

WACC Calculation

Cost of Equity	
Unlevered Beta	0.975
Tax Rate(4)	26%
Peer Mean Debt / Equity	30%
Levered Beta	1.19
Risk Free Rate(5)	4.52%
Market Risk Premium(6)	7.17%
Size Premium(7)	1.21%
Cost of Equity	**14.3%**

Cost of Debt	
Pre-tax Cost of Debt(8)	7.7%
After-tax Cost of Debt	**5.7%**
% Equity	*77%*
% Debt	*23%*
WACC(9)	**12.3%**

Source: LRP, Bloomberg, FactSet, Company filings and other market data as of January 24, 2024 and Duff and Phelps, 2023.

(1) Represents two-year adjusted weekly average Beta.
(2) Unlevered Beta equals (levered Beta / (1 + ((1 – tax rate) * debt / equity)).
(3) Reflects figures as of unaffected date of November 17, 2023 and latest diluted share count per management. Hydro estimated balance sheet data as of December 31, 2023.
(4) Statutory tax rate per LRP.
(5) Represents United States 20-year treasury bond yield.
(6) Duff & Phelps, 2023.
(7) Duff & Phelps, 2023. Based on size premium for companies with $0.4bn - $2.4bn current market capitalization.
(8) Based on latest available daily value of ICE BofA B US High Yield Index effective yield as of January 23, 2024.
(9) WACC equals (((debt / capitalization * (cost of debt * (1 – tax rate))) + (equity / capitalization * levered cost of equity)).

CENTERVIEW PARTNERS 17

– Highly Confidential; For Discussion Purposes Only – FY'22A - 23E FY'23E - 25E FY'24E FY'24E FY'23E - 25E EV / Equity Enterprise Revenue Revenue Gross Adj. EBITDA Adj. EBITDA FY'24E Company Value ($mn) Value ($mn) Growth CAGR Margin Margin CAGR Adj. EBITDA $2,473 $2,871 (4.7%) 8.2% 51.0% 32.0% 11.2% 10.8x 1,357 1,810 (5.7%) 6.9% 48.1% 27.2% 12.0% 8.9x Peer Median (5.2%) 7.6% 49.6% 29.6% 11.6% 9.8x Memo: Hydro Cons.(1) 715 1,367 (10.0%) 7.4% 49.5% 25.1% 11.4% 7.1x Memo: LRP(1) 715 1,367 (10.5%) 7.4% 47.6% 25.5% 11.1% 6.8x Public Trading Metrics and Financial Outlook vs. Peers Source: LRP, Company filings and FactSet as of January 24, 2024. Note: Adj. EBITDA unburdened by stock-based compensation expense. Hydro estimated balance sheet data as of December 31, 2023. Peer balance sheet data as of September 30, 2023. (1) As of unaffected date of November 17, 2023.

– Highly Confidential; For Discussion Purposes Only – PT Prem. / (Disc.) Broker Price Target (PT) to Unaff. Share Price Valuation Methodology Hydro Unaffected Hydro Current Price +26% +49% n.a. +49% 10.5x FY'24E Adj. EPS (Base Case) +29% 8.0x FY'24E EBITDA +19% ~9.0x FY'24E Adj, EPS +11% 6.25x NTM + 1 Year EBITDA +9% ~8.0x FY'24E EBITDA (Base Case) +9% n.a. +9% 6.7x FY'25E EBITDA n.a. 6.0 - 6.5x FY'25E EBITDA (0%) ~11.8x FY'24E Adj. EPS - SBC n.a. 7.5x FY'24E EBITDA (Base Case) n.a. Valued on FY'24E Adj. EPS Median +10% $10.05 $12.64 $15.00 $15.00 $13.00 $12.00 $11.20 $11.00 $11.00 $11.00 $10.00 - $12.00 $10.00 n.a. n.a. $11.10 Analyst Price Targets Prior to Unaffected Date Source: Wall Street research and FactSet as of January 24, 2024. (1) Rating as of August 8, 2023. (2) Reflects 8.3x P/E multiple if using FY’24E Barclays Adj. EPS. (3) No price target provided. (4) Valuation discussed on P/E basis. Buy Hold (3) (3,4) (1) (2)

Selected Precedents and Next Steps Section 3

– Highly Confidential; For Discussion Purposes Only –

Premia in Selected Precedent Minority "Squeeze Out" Transactions

Selected Precedent Minority "Squeeze Out" Transactions [(1)]

Date	Target	Acquiror	% of Equity Owned	Implied Enterprise Value	Initial Bid Premium to: Unaff. Price [(2)]	Initial Bid Premium to: 30-Day VWAP [(3)]	Initial to Final Bid % Increase	Final Bid Premium to: Unaff. Price [(4)]	Final Bid Premium to: 30-Day VWAP [(3)]
Aug-23	SciPlay	Light & Wonder	83%	$2.5	29%	17%	15%	47%	34%
Dec-22	Weber	BDT Capital	72%	3.7	24%	(4%)	29%	60%	24%
Jun-22	Convey Health	TPG Capital	75%	1.1	66%	46%	17%	143%	99%
Nov-20	Urovant Sciences	Sumitovant Bio	72%	0.7	55%	46%	30%	96%	92%
Aug-20	Akcea Thera.	Ionis Pharma	76%	1.5	42%	33%	13%	59%	56%
Aug-20	Hudson	Dufry AG	57%	1.1	24%	12%	23%	50%	64%
Feb-20	AVX	KYOCERA	72%	2.9	30%	26%	12%	45%	40%
Jun-18	Foundation Medicine	Roche	57%	5.3	30%	49%	3%	29%	47%
Nov-16	Synutra	Investor Group	64%	0.8	54%	26%	2%	58%	29%
Sep-16	Federal-Mogul	Icahn	82%	2.1	41%	61%	43%	101%	130%
Mar-16	Crown Media	Hallmark	90%	4.4	2%	13%	0%	2% [(5)]	13%
Sep-13	Cornerstone Thera.	Chiesi Farmaceutici	58%	0.3	22%	20%	45%	78%	74%
Mar-13	Sauer-Danfoss	Danfoss	76%	2.6	24%	24%	19%	49%	48%
25th Percentile			**64%**		**24%**	**17%**	**12%**	**47%**	**34%**
Median			**72%**		**30%**	**26%**	**17%**	**58%**	**48%**
75th Percentile			**76%**		**42%**	**46%**	**29%**	**78%**	**74%**

Source: Company filings and FactSet as of January 24, 2024.
Note: Dollars in billions.
(1) All cash, minority "squeeze out" transactions with U.S. targets and over $100mm in equity consideration over the last ~10 years with offers from only single acquiror. Excludes transactions in real-estate, energy, financial institutions and oil and gas industries (n=13).
(2) Reflects unaffected date of first bid.
(3) Reflects 30 trading days.
(4) Reflects unaffected date of transaction announcement.
(5) On June 24, 2013, Crown Media filed an amendment to its Schedule 13D disclosing it was evaluating a "short-form merger to eliminate the minority stockholders". Final price reflects 151% premium to share price on June 24, 2013.

CENTERVIEW PARTNERS 21

– Highly Confidential; For Discussion Purposes Only –

Timing in Selected Precedent Minority "Squeeze Out" Transactions

Timing in Selected Precedent Minority "Squeeze Out" Transactions (1)

				Days Between			
Date	**Target**	**Acquiror**	**# of Bids**	**Initial & Final Bid**	**Initial Bid & Signing**	**Signing & Closing**	**Initial Bid & Closing**
Aug-23	SciPlay	Light & Wonder	5	78	82	n.a.	n.a.
Dec-22	Weber	BDT Capital	5	36	48	72	120
Jun-22	Convey Health	TPG Capital	3	42	47	109	156
Nov-20	Urovant Sciences	Sumitovant Bio	5	4	6	137	143
Aug-20	Akcea Thera.	Ionis Pharma	4	9	11	43	54
Aug-20	Hudson	Dufry AG	3	40	44	103	147
Feb-20	AVX	KYOCERA	4	62	86	38	124
Jun-18	Foundation Medicine	Roche	4	3	3	43	46
Nov-16	Synutra	Investor Group	2	239	308	180	488
Sep-16	Federal-Mogul	Icahn	4	309	191	139	330
Mar-16	Crown Media	Hallmark	1	–	54	–	54
Sep-13	Cornerstone Thera.	Chiesi Farmaceutici	5	205	209	141	350
Mar-13	Sauer-Danfoss	Danfoss	5	85	93	42	135
25th Percentile			**3**	**9**	**44**	**43**	**104**
Median			**4**	**42**	**54**	**88**	**139**
75th Percentile			**5**	**85**	**93**	**138**	**200**

Source: Company filings and FactSet as of January 24, 2024.
(1) All cash, minority "squeeze out" transactions with U.S. targets and over $100mm in equity consideration over the last ~10 years with offers from only single acquiror. Excludes transactions in real-estate, energy, financial institutions and oil and gas industries (n=13).

CENTERVIEW PARTNERS 22

– Highly Confidential; For Discussion Purposes Only –

Non-Economic Terms in Selected Precedent Minority "Squeeze Out" Transactions

Non-Economic Terms in Selected Precedent Minority "Squeeze Out" Transactions(1)

			Structure	Non-Economic Terms				
Date	Target	Acquiror	Merger or Tender	Go-Shop Provision	Majority of Minority?	Written Consent	No Financing Contingency?	Reverse Term. Fee?
Aug-23	SciPlay	Light & Wonder	Merger	✗	✗	✓	✓	✗
Dec-22	Weber	BDT Capital	Merger	✗	✗	✓	✓	✗
Jun-22	Convey Health	TPG Capital	Merger	✗	✗	✓	✓	✓
Nov-20	Urovant Sciences	Sumitovant Bio	Merger	✗	✓	✗	✓	✗
Aug-20	Akcea Thera.	Ionis Pharma	Tender	✗	✓	✗	✓	✗
Aug-20	Hudson	Dufry AG	Merger	✗	✗	✗	✗(2)	✓
Feb-20	AVX	KYOCERA	Tender	✓	✗	✗	✓	✗
Jun-18	Foundation Medicine	Roche	Tender	✗	✗	✗	✓	✗
Nov-16	Synutra	Investor Group	Merger	✓	✓	✗	✓	✓
Sep-16	Federal-Mogul	Icahn	Tender	✗	✗	✗	✓	✗
Mar-16	Crown Media	Hallmark	Tender	✗	✓	✗	✓	✗
Sep-13	Cornerstone Thera.	Chiesi Farmaceutici	Merger	✗	✓	✗	✓	✗
Mar-13	Sauer-Danfoss	Danfoss	Tender	✗	✓	✗	✓	✗
% of Deals				15%	46%	23%	92%	23%

Source: Company filings and FactSet as of January 24, 2024.

(1) All-cash, minority "squeeze out" transactions with U.S. targets and over $100mm in equity consideration over the last 10 years. Excludes transactions in real-estate, energy, financial institutions and oil and gas industries (n=11).

(2) Acquisition was conditioned upon completion of an equity rights offering by Dufry, which required the approval of its shareholders. Merger agreement included an additional reverse termination fee payable to Hudson if Dufry failed to gain approval of its equity rights offering, which was to provide capital to consummate the merger.

CENTERVIEW PARTNERS

23

– Highly Confidential; For Discussion Purposes Only – Illustrative Analysis At Various Prices 12/8 Bidder Proposal Source: LRP, Company filings and FactSet as of January 24, 2024. Note: Dollars in millions except per share amounts. Diluted share count as of latest equity personnel plan provided by management on January 8, 2024. (1) As of unaffected date of November 17, 2023. (2) Reflects volume-weighted average price over 30 trading day period through unaffected date of November 17, 2023. (3) Reflects Estimated balance sheet as of December 31, 2023. (4) Unburdened by stock-based compensation expense. Unaffected Share Price(1) Share Price $10.05 $12.75 $13.00 $14.00 $15.00 $16.00 $17.00 % Premium / (Discount) to: Unaffected Price (11/17/23) $10.05 -- +27% +29% +39% +49% +59% +69% 30-Day VWAP (2) $9.78 +3% +30% +33% +43% +53% +64% +74% Implied Equity Value $715 $907 $925 $996 $1,067 $1,138 $1,212 Plus: Net Debt and NCI(3) 653 653 653 653 653 653 653 Implied Enterprise Value $1,367 $1,559 $1,577 $1,648 $1,720 $1,791 $1,865 LRP EV / Adj. EBITDA(4) 2023E $180 7.6x 8.6x 8.7x 9.1x 9.5x 9.9x 10.3x 2024E $201 6.8x 7.8x 7.9x 8.2x 8.6x 8.9x 9.3x Hydro Consensus (1) EV / Adj. EBITDA(4) 2023E $175 7.8x 8.9x 9.0x 9.4x 9.8x 10.2x 10.6x 2024E $191 7.1x 8.2x 8.2x 8.6x 9.0x 9.4x 9.7x

– Highly Confidential; For Discussion Purposes Only – Next Steps ▪ Discuss and align on response to Bidders

Appendix Supporting Materials

– Highly Confidential; For Discussion Purposes Only –

Overview of the Bidders' December 8th Proposal

Proposal Overview

Headline Offer

- $12.75 per share in cash for all outstanding shares of Hydro common stock
  - Proposal states offer price represents an approximately 30% premium over the unaffected 30-day VWAP of $9.78[1]

Certain Conditions of Proposal

- Assumption of all indebtedness and liabilities of the Company, including obligations under the Tax Receivable Agreement ("TRA")
- Non-waivable condition requires:
  - Approval and recommendation to board by Special Committee
  - Approval of a "majority of the minority"

Other Key Terms

- Bidders do not intend to sell their respective stakes in the Company to any third party as part of the potential transaction
- If a transaction is not consummated, Bidders intend to remain as long-term stockholders
- No indication provided to date regarding timing, financing and other associated contingencies, or approvals required by each of the respective Bidders

Implied Offer Metrics

Share Price		**$12.75**
% Premium / (Discount) to:		
Unaffected Price (11/17/23)	$10.05	+27%
30-Day VWAP[1]	$9.78	+30%
Implied Equity Value		**$907**
Plus: Net Debt and NCI[2]		653
Implied Enterprise Value		**$1,559**

LRP

EV / Adj. EBITDA[3]		
2023E	$180	8.6x
2024E	$201	7.8x

Hydro Consensus (as of November 17, 2023)

EV / Adj. EBITDA[3]		
2023E	$175	8.9x
2024E	$191	8.2x

Source: Bidders' non-binding proposal received on December 8, 2023, LRP and FactSet as of January 24, 2023.
Note: Dollars in millions, except per share amounts.
(1) Reflects volume-weighted average price over 30 trading day period through unaffected date of November 17, 2023.
(2) Reflects estimated balance sheet as of December 31, 2023.
(3) Unburdened by stock-based compensation expense.

CENTERVIEW PARTNERS

27

– Highly Confidential; For Discussion Purposes Only – 4.0x 6.0x 8.0x 10.0x 12.0x 14.0x 16.0x Nov-21 Jun-22 Dec-22 Jul-23 Jan-24 Average Multiple (3) 2-Yr. 1-Yr. 6-Mo. 3-Mo. Hydro 8.5x 7.8x 7.4x 7.1x Sterling Check 9.1x 7.6x 7.8x 8.0x First Advantage 9.2x 9.0x 9.3x 9.8x Multiples Over Time Source: Public filings and FactSet as of January 24, 2024. Note: Reflects multiples since approximately 1-month after Hydro IPO due to lack of estimates. (1) Unburdened by stock-based compensation expense. (2) Hydro metrics as of unaffected date of November 17, 2023. Peer metrics as of January 24, 2024 7.2x 10.8x (NTM Adj. EBITDA Multiple as of 11/17/23) 8.1x 14.3x 13.3x Hydro Consensus 14.1x 8.8x EV / NTM Adj. EBITDA Over Time(1) Δ: Hydro Multiple vs Peers Through Unaffected Date (6.0x) (4.0x) (2.0x) 0.0x +2.0x Nov-21 Jun-22 Dec-22 Jul-23 (2.0x) (1.0x) (0.7x) (0.7x) Nov-23

– Highly Confidential; For Discussion Purposes Only – 56% 58% 67% 75% 14% 15% 14% 3% 30% 27% 19% 22% Nov-21 Apr-22 Apr-23 Current 75% 59% 61% 62% 8% 4% 5% 4% 16% 37% 34% 35% Jun-21 Apr-22 Apr-23 Current 64% 62% 61% 53% 19% 18% 20% 14% 17% 19% 19% 33% Sep-21 Apr-22 Apr-23 Current Public Float Over Time Source: Company filings, press releases and FactSet as of January 24, 2024. (1) Reflects unaffected date as of November 17, 2023. Hydro Goldman Sachs Gulf and Shore Insiders / Former Mgt. Public Float First Advantage Silver Lake Insiders / Other Public Float Sterling Check Insiders / Former Mgt. Public Float Goldman Sachs executed a secondary offering in June 2023 ~$150(1) Public Float Market Value ($mm) ~$450 ~$380 ~$150 ~$410 Public Float Market Value ($mm) ~$370 ~$490 ~$210 ~$830 Public Float Market Value ($mm) ~$360 ~$1,020 ~$640 Silver Lake executed a secondary offering in November 2021 RJC GIS Holdings, LLC ownership has declined from ~11% to 3% since the proxy filed April 14, 2023

– Highly Confidential; For Discussion Purposes Only –

Hydro Public Market Overview and Fully-Diluted Share Count

Public Market Overview	Unaffected	Current
Share Price ($)	**$10.05**	**$12.64**
Basic Shares Outstanding (mm)	67.4	67.4
(Plus): Options + PSUs + RSUs[1]	3.8	3.8
Diluted Shares Outstanding (mm)	71.1	71.1
Equity Value ($mm)	**$715**	**$899**
(Less): Cash	(113.2)	(113.2)
(Plus): Debt	748.1	748.1
(Plus): NCI	17.7	17.7
Memo: Net Debt	*634.9*	*634.9*
Enterprise Value	**$1,367**	**$1,552**

Capitalization Table	Shares	% Own.
General Atlantic	32.1	48%
Stone Point	18.5	27%
Insiders / Former Management[2]	2.2	3%
Remaining Public Float	14.5	22%
Total Basic Shares	**67.4**	**100%**

Type	Price	Number of Shares (000s)
Option - 2018	$15.97	2,589
	$17.57	103
	$18.05	192
	$23.00	13
Option - 2018 Total		**2,896**
Option - 2021	$7.61	22
	$10.47	42
	$13.18	17
	$14.14	15
	$16.41	102
	$19.00	1,398
Option - 2021 Total		**1,597**
PSUs		**2,291**
RSUs		**1,463**
Options + PSUs + RSUs		**8,247**

Source: Hydro Management, Company Filings and FactSet as of January 24, 2024.
Note: Share count and capitalization table as of January 8, 2024 per Hydro Management. Estimated balance sheet as of December 31, 2023.
(1) Reflects dilution utilizing treasury stock method.
(2) Includes 2.13mm shares owned by RJC GIS Holdings, LLC per data provided by Hydro Management on January 8, 2024 and 43k and 64k shares for Guy Abramo and Scott Collins respectively per latest publicly available information.

CENTERVIEW PARTNERS 30

– Highly Confidential; For Discussion Purposes Only – – $2 $4 $6 $8 $10 $12 $14 Nov-22 Feb-23 May-23 Aug-23 Nov-23 LTM Share Price Prior to the Unaffected Date Hydro LTM Share Price (as of November 17, 2023)(1) August 8, 2023 Hydro announced Q2’23 earnings beating quarterly consensus estimates for revenue and Adj. EBITDA by +3% and +27%, respectively; stock traded up +1% November 7, 2023 Hydro announced Q3’23 earnings beating quarterly consensus estimates for revenue and Adj. EBITDA by +1% and +4%, respectively; stock traded up +1% Source: Company filings and FactSet as of January 24, 2024. Note: Percentages in annotations reflect one-day impact to unaffected share price. (1) Reflects date of Gulf and Shore’s 13D filings after market close. $9.14 November 17, 2023 Gulf and Shore posted Schedule 13D filings after market close March 9, 2023 Hydro announced Q4’22 earnings beating quarterly consensus estimates for revenue and Adj. EBITDA by +3% and +20% respectively; stock traded up +8% +10% $10.05 $13.14 High: (12/2/22) $8.75 Low: (9/12/23) May 9, 2023 Hydro announced Q1’23 earnings beating consensus estimates for quarterly revenue by +2% and missing quarterly estimates for Adj. EBITDA by (11%); stock traded down (5%)